Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to the use of our report dated August 19, 2009 (except Note 18, as to which the date is February 28, 2010), with respect to the consolidated financial statements of Scorpion Offshore Ltd. included in the Registration Statement (Form 20-F) of Seadrill Limited for the registration of its common stock.

/s/ Ernst & Young LLP

Houston, Texas
March 18, 2010